QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.9

January 1, 2004

Mr. Patrick F. O'Neal, CEO & President
Sento Corporation
808 East Utah Valley Drive
American Fork, UT 84003

Re:	Consulting Agreement Sento Corporation/Remsen Funding Corporation of New York

Dear Pat,

        This Services Agreement (the "Agreement") is made and entered into as of January 1, 2004, by and between Sento Corporation, a Utah corporation with principal offices located at 808 E. Utah Valley Drive, American Fork, Utah 84003 ("Sento") and Remsen Funding Corporation of New York, a New York corporation with principal offices located at 750 Holiday Drive, Suite 310, Pittsburgh, PA 15220 ("Remsen"). The Agreement will confirm the understanding between Sento and Remsen, whereby Remsen will act as a financial advisor to Sento in regard to general business matters including assisting Sento in developing business plans and strategies; market channels; financial issues and other issues that may arise from time to time.

        In consideration of the mutual promises and covenants set forth in this Agreement and for other good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, Sento and Remsen mutually agree as follows:

        1.    Services.

          a)    Remsen, through the services of its principal William Teitelbaum, will be available to assist Sento with general business issues and projects including assisting Sento in developing business strategies and plans; market channels; financial issues and other issues that may arise from time to time.

          b)    With respect to a specific financing or transaction involving Sento, to the extent Sento desires to engage the services of Remsen, the parties shall negotiate a separate agreement for such financing or transaction which agreement shall provide Remsen with compensation in addition to the compensation set forth in paragraph 3 hereof.

        2.    Term.    This Agreement will be for a term of two (2) years from the date hereof unless terminated by either party pursuant to paragraph 4 hereof (the "Term").

        3.    Compensation.    During the Term of this Agreement Remsen shall receive from Sento for services rendered pursuant to this Agreement a fee of five thousand dollars ($5,000) per month payable on the first day of each month (the initial payment of $5,000 for the month of January 2004 shall be paid to Remsen upon the signing of this Agreement). In addition, Remsen shall receive on a monthly basis during the term of this Agreement three and one-half (3 1/2) year warrants to purchase 5,000 shares of Common Stock of Sento, at an exercise price of $3.00 per share (the "Warrants"). The Warrants shall vest over a one-year period from the date of grant. The form of Warrant is attached hereto as Exhibit A. The Warrants shall be issued to Remsen on the first day of each month (the initial Warrants to purchase 5,000 shares for the month of January 2004 shall be issued to Remsen upon the signing of this Agreement).

        4.    Termination.

          a.     Either party may cancel and terminate this Agreement at anytime by giving the other party notice of cancellation or termination by providing sixty (60) days written notice to the other party. The obligations of each party will remain intact during this sixty (60) day notice period.

          b.     In the event of termination of this Agreement by Sento for any reason during the first six (6) months of this Agreement except as provided in paragraph 4(f) hereof, Remsen shall receive within ten (10) days of such termination, Warrants to purchase such number of shares of Sento Common Stock so that when aggregated with the Warrants previously received by Remsen, Remsen shall receive in the aggregate Warrants to purchase a total of 30,000 shares of Common Stock.

          c.     In the event of termination of this Agreement by Sento for any reason during the second six (6) months of this Agreement except as provided in paragraph 4(f) hereof, Remsen shall receive within ten (10) days of such termination, Warrants to purchase such number of shares of Sento Common Stock so that when aggregated with the Warrants previously received by Remsen, Remsen shall receive in the aggregate Warrants to purchase a total of 60,000 shares of Common Stock.

          d.     In the event of termination of this Agreement by Sento for any reason during the second year of the Agreement except as provided in paragraph 4(f) hereof, Remsen shall receive, within ten (10) days of such termination, fifty percent (50%) of the remaining balance of the Warrants that Remsen would have received at the end of the second year.

          e.     In the event that Remsen terminates this Agreement for any reason, except for Sento's non-payment of compensation to Remsen as set forth in paragraph 3 hereof, no additional cash fees and Warrants shall be due and owing to Remsen except those cash fees and Warrants earned by Remsen through the end of the month of termination as set forth in paragraph 3 hereof.

          f.      In the event that Sento terminates the Agreement as a result of Remsen's breach of paragraph 7(b) of this Agreement, Remsen shall forfeit all Warrants then owned by it which were issued pursuant to paragraph 3 hereof (exclusive of shares of Common Stock received by Remsen as a result of exercise of the Warrants).

        5.    Expense Reimbursement.    Sento will reimburse all pre-approved and reasonable expenses of Remsen incurred on behalf of Sento in connection with this Agreement when invoiced.

        6.    Indemnification.

          a.     In connection with Remsen providing financial advisory services as provided herein, Sento agrees to indemnify and hold harmless Remsen, including its officers, directors, stockholders, employees, agents and representatives, against any and all losses, claims, damages, liabilities or reasonable costs (including legal fees and expenses) directly or indirectly, relating to or arising out of Remsen's activities as a financial advisor for Sento as provided herein, provided, however, such indemnity agreement shall not apply to any such loss, claim, damage, liability or cost to the extent it is found in a final judgment by a court of competent jurisdiction to have resulted primarily and directly from the negligence or willful misconduct of Remsen. Sento agrees that Remsen shall not have any liability whether direct or indirect, in contract or otherwise, to Sento for or in connection with the engagement of Remsen as provided herein except for any such liability for losses, claims, damages, liabilities or costs that is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from Remsen's negligence or willful misconduct.

          b.     Remsen agrees to indemnify, defend and hold harmless Sento and its affiliates and controlling persons and their respective officers, managers, members, partners, directors, shareholders, employees, representatives and agents (all such persons and entities being collectively referred to as the "Indemnified Parties") from and against any and all actual losses, demands, actions, causes of action, assessments, damages, liabilities, costs or expenses, including without limitation interest, penalties, fines, fees, deficiencies, claims of damage, court and arbitration costs and fees, and disbursements of attorneys, accountants, consultants, and other experts as and when incurred or sustained by any Indemnified Party as a result of or arising from any breach by Remsen of paragraphs 7(a) or 7(b) hereof.

        7.    Confidentiality.

          a.     Both parties to this Agreement agree to maintain all confidential information (as defined below) regarding both this Agreement and any of the information obtained as a result of this Agreement in strict confidence. Such information may be shared with related professionals and those parties with a specific need to know provided sufficient procedures are established to preserve confidentiality. The parties desire to maintain the confidentiality of all Confidential Information disclosed to the other party and to preserve for itself the commercial benefits of the utilization of such information. "Confidential Information" includes, without limitation, all information disclosed, directly or indirectly, through any means of communication and/or observation, by or on behalf of the disclosing party (the "Disclosing Party"): (i) concerning the Disclosing Party's investments, liquidity, marketing activities, product designs, proprietary software and/or tools, administrative techniques, financial condition, research and development, pricing, strategic plans, customers, vendors, contractors, software, equipment, forecasts, personnel, wages, sales organization, plant operations, and business operating initiatives; (ii) that is similar to the items described in (i), but provided to Disclosing Party by, and concerning, the existing or potential customers or vendors of Disclosing Party; (iii) any other material or information that is non-public, confidential, or proprietary in nature; (iv) extracts, conclusions from and summaries of such material and information. Confidential Information does not include information that is publicly available other than by acts or omissions of the recipient of such information or its agents, representatives or employees in violation of this Agreement. The receiving party hereby agrees that Confidential Information will also include information that is not specifically encompassed in the definition above, but that should reasonably be expected to be considered confidential by the Disclosing Party.

          b.     Sento understands that, in rendering the Services required hereunder, Remsen will be using and relying on publicly available information and the information furnished to Remsen by Sento without independent verification thereof. Remsen fully understands and accepts its insider responsibility with regard to all non-public information provided by Sento. Remsen agrees to abide by Sento's policy and insider guidelines upon written receipt of such. Remsen will treat as confidential any non-public information provided to it hereunder and will not disclose the same to third parties at any time unless approved by Sento or required by applicable law. In such event that disclosure has been or is required to be made by Remsen, Remsen will use its best efforts to cooperate as reasonably requested by Sento in minimizing any potential loss or injury to Sento as a consequence of any such necessary disclosure. In addition, Remsen will use its reasonable best efforts to comply with all applicable state and federal securities laws in the performance of this Agreement.

        8.    Choice of Law and Jurisdiction.    This Agreement shall be deemed to have been made and delivered in the State of New York and will be governed as to validity, interpretation, construction, effect and in all other respects by the internal laws of the State of New York without giving effect the conflict of laws. Sento agrees (i) that any legal suit, action or proceeding arising out of or relating to this Agreement shall be instituted exclusively in New York State Supreme Court, County of New York or in the United States District Court for the Southern District of New York, (ii) waives any objection to the venue of such suit, action or proceeding and the right to assert that such forum is not a convenient forum, and (iii) irrevocably consents to the jurisdiction of the New York Supreme Court, County of New York or the United States District Court for the Southern District of New York in any suit, action or proceeding. Sento further agrees to accept and acknowledge service of any and all process which may be served in any such suit, action or proceeding brought in the New York State Supreme Court, County of New York or in the United States District Court for the Southern District

of New York and agrees to such service or process upon it mailed to its address and such mailing shall be deemed in every respect effective service and process upon it in any suit, action or proceeding.

        9.    Relationship.    The parties hereto do not intend this Agreement or the relationship hereunder to constitute a joint venture or partnership of any kind. The parties hereto agree that Remsen is an independent contractor in performing the services hereunder and, as such, Remsen shall be the sole employer of Remsen's employees. Under no circumstance shall one party's employees be construed to be employees of the other party, nor shall one party's employees be entitled to participate in the profit sharing, pension or other plans established for the benefit of the other party's employees.

        10.    Entire Agreement.    This Agreement, as amended from time to time, constitutes the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all negotiations, representations, prior discussions and agreements (whether written or oral) between the parties relating to the subject matter hereof. All Exhibits attached to this Agreement are expressly made a part of this Agreement as though completely set forth in it. The Agreement may not be amended or modified in any way except by a written instrument signed by a duly authorized officer of Remsen and Sento. In executing this Agreement, each party acknowledges that it does not rely on any inducements, promises or representations of the other party or any agent of the other party, other than the terms and conditions specifically set forth in this Agreement. The Agreement shall inure to and bind the successors and assigns of the respective parties hereto.

        11.    Assignment.    Except in conjunction with the sale of all or substantially all of its assets, neither party hereto may sell or assign any of its rights or delegate any of its duties or obligations under the terms of the Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld except Remsen may assign this agreement to William Teitelbaum or any entity controlled by Mr. Teitelbaum. No such permitted sale or assignment shall relieve either party of its obligations under the Agreement.

        12.    Survivability of Obligations.    Termination of this Agreement as provided herein shall not relieve either Sento or Remsen of any obligation arising hereunder prior to such termination.

        13.    Waiver.    Any waiver by any party hereto of any breach of any kind or character whatsoever by any other party, whether such waiver be direct or implied, shall not be construed as a continuing waiver of, or consent to, any subsequent breach of the Agreement on the part of the other party or parties. No course of dealing or performance between the parties hereto, nor any delay in exercising any rights or remedies hereunder or otherwise, shall operate as a waiver of any of the rights or remedies of any party hereto.

        14.    Miscellaneous.    If Remsen's employees are working on the premises of Sento, Remsen's employees shall observe the working hours, working rules and security procedures established by Sento.

        15.    Severability.    In the event that any provision of this Agreement should be declared illegal or unenforceable for any reason by any legally constituted court or government authority, the remaining provisions shall not be invalidated on account thereof and shall remain in full force and effect provided, however, that if as a result of a declaration of illegality or unenforceability of a part of this Agreement the essential purposes of this Agreement cannot be fulfilled, the Agreement shall terminate forthwith, and all provisions of this Agreement relating to or governing termination thereof shall come into effect.

        16.    Good Faith Dealings.    The parties hereto shall deal with each other at all times in good faith.

        17.    Counterparts.    This Agreement may be executed in separate counterparts, and all such counterparts will constitute one and the same instrument.

        If the foregoing confirms our agreement, kindly execute in the space provided below.

Very truly yours,
REMSEN FUNDING CORPORATION OF NEW YORK

	By:	William Teitelbaum, President
Agreed and Accepted:
SENTO CORPORATION
Patrick F. O'Neal, President & CEO

QuickLinks

  Exhibit 10.9